Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 146,137.87	0.0001381	$ 20.18
Fees Previously Paid	2	$ 2,690,457.69		$ 371.55
	Total Transaction Valuation:	$ 2,836,595.56
	Total Fees Due for Filing:			$ 391.73
	Total Fees Previously Paid:			$ 371.55
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 20.18
Offering Note
[1]	(a) The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $371.55, calculated at $138.10 per $1,000,000 of the transaction value, was paid in connection with the filing of the Schedule TO-I by SkyBridge G II Fund (File No. 005-88054) on January 27, 2026 (the "Schedule TO''). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. (b) Calculated at $138.10 per $1,000,000 of the transaction value.

[2]	(a) The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $371.55, calculated at $138.10 per $1,000,000 of the transaction value, was paid in connection with the filing of the Schedule TO-I by SkyBridge G II Fund (File No. 005-88054) on January 27, 2026 (the ''Schedule TO''). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. (b) Calculated at $138.10 per $1,000,000 of the transaction value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources